Exhibit 10.5

RED HAT, INC.

Senior Management Change in Control Severance Policy

(Effective February 22, 2007)

1.	Purpose

The purpose of this Senior Management Change in Control Severance Policy (the “Policy”) is to diminish the distraction of Covered Executives (as defined below) in the event of a threatened or pending Change in Control (as defined below) and to provide financial assistance to any Covered Executive whose employment with Red Hat, Inc. or any of its subsidiaries (the “Company”) is terminated under certain circumstances following such a Change in Control.

2.	Eligibility for Severance Benefits

(a)	A Covered Executive shall qualify for severance benefits under this Policy if within one year after a Change in Control (as defined below) the Covered Executive is terminated from employment by the Company without Good Cause (as defined below) or the Covered Executive voluntarily resigns from the Company for Good Reason (as defined below).

(b)	For purposes of this Policy, a Covered Executive shall be any employee of the Company who at the occurrence of the Change in Control (i) is a direct report to the Company’s Chief Executive Officer (or, if it is so determined by the Board of Directors of Red Hat, Inc. (the “Board”), any employee of the Company at the occurrence of the Change in Control who was within the one-year period prior to the Change in Control such a direct report) and (ii) who is not covered under any individual employment agreement (other than a stock option or restricted stock agreement) that provides special cash benefits following such a Change in Control.

(c)	For purposes of this Policy, “Good Cause” means conduct involving one or more of the following:

(i)	the conviction of the Covered Executive of, or plea of nolo contendere by the Covered Executive to, a felony;

(ii)	the willful misconduct by the Covered Executive resulting in material harm to the Company;

(iii)	fraud, embezzlement, theft or dishonesty by the Covered Executive against the Company or any subsidiary or repeated and continuing failure to substantially perform the Covered Executive’s duties with the Company after written notice of such failure to perform resulting in any case in material harm to the Company; or

(iv)	the Covered Executive’s material breach of any term of confidentiality and/or non-competition agreements with the Company.

(d)	For purposes of this Policy, “Good Reason” means:

(i)	a reduction by the Company or its successor of more than 10% in the Covered Executive’s rate of annual base salary as in effect immediately prior to such Change in Control;

(ii)	a reduction by the Company or its successor of more than 10% of the Covered Executive’s individual annual target bonus opportunity;

(iii)	a significant and substantial reduction of the Covered Executive’s responsibilities and authority, as compared with the Covered Executive’s responsibilities and authority in effect immediately preceding the Change in Control, or a material adverse change in the Covered Executive’s reporting relationship as compared with the Covered Executive’s reporting relationship in effect immediately in effect prior to the Change in Control; or

(iv)	any requirement of the Company that the Covered Executive be based anywhere more than fifty (50) miles from the Covered Executive’s primary office location at the time of the Change in Control and in a new office location that is a greater distance from the Covered Executive’s principal residence at the time of the Change in Control than the distance from the Covered Executive’s principal residence to the Covered Executive’s primary office location at the time of the Change in Control.

3.	Change in Control

For purposes of this Policy, a Change in Control means the occurrence of any one of the following events:

(a)	individuals who, on the date of adoption of this Policy by the Board, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of adoption of this Policy by the Board whose election or nomination for election was approved by a vote of at least a majority of the Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b)	any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (E) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

(c)	the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 40% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

(e)	the occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

4.	Computation of Severance Benefit

If a Covered Executive’s employment by the Company shall be terminated by the Company without Good Cause during the 12-month period following a Change in Control or the Covered Executive voluntarily resigns from the Company for Good Reason during the 12-month period following a Change in Control, the Company shall pay the Covered Executive a lump sum cash payment within thirty (30) days after such termination equal to two times the sum of (i) the Covered Executive’s current annual base salary plus (ii) an amount equal to the average of the annual bonuses earned by the Covered Executive during the two previous fiscal years. In addition, the Company shall provide for continuation of the Covered Executive’s and his or her eligible dependents’ coverage under the Company’s welfare benefit plans (group life insurance, and comprehensive health, major medical, dental, disability plans) as in effect on the date of termination (or, in connection with the Company’s change in benefit plans applicable to employees generally, any coverage substituted for coverage in which the Covered Executive was enrolled on the date of termination) until the earlier of (a) 24 months following the Covered Executive’s date of termination or (b) the date the Covered Executive or his or her eligible dependents become eligible for comparable benefits from another employer. The Covered Executive must continue to contribute the employee share of premiums, as from time to time applicable to employees of the Company generally, in order to continue such coverage. In addition, the Covered Executive shall receive a pro-rata incentive bonus (if any) to which he or she would have been entitled in accordance with the Company’s annual bonus plan calculated through the Covered Executive’s termination, but based on the targets achieved prior to the Covered Executive’s date of termination. To the extent such targets do not lend themselves to an interim fiscal year calculation, such pro-rata payment shall be deemed to be no less than the annual target incentive payment, pro-rated for partial fiscal year employment.

5.	Additional Payment

(a)

Gross-Up Payment. In the event that the Covered Executive shall become entitled to payments and/or benefits provided by this Policy or any other amounts in the nature of compensation (whether pursuant to the terms of this Policy or any other plan, arrangement or agreement with the Company, with any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or with any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Covered Executive at the time specified in paragraph (d) below an additional amount (the “Gross-up Payment”) such that the net amount retained by the Covered Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph 5(a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

(b)	Determination of Excise Tax Payments. For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)	Adjustment of Gross-Up Payments. For purposes of determining the amount of the Gross-up Payment, the Covered Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Covered Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Covered Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Covered Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Covered Executive, and interest payable to the Company shall not exceed the interest received or credited to the Covered Executive by such tax authority for the period it held such portion. The Covered Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Covered Executive’s claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d)	Payment Date. The Gross-up Payment or portion thereof provided for in paragraph (c) shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Covered Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Covered Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to paragraph (c), as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Covered Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Covered Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e)	IRS Controversy. In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Covered Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Covered Executive, but the Covered Executive shall control any other issues. In the event the issues are interrelated, the Covered Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Covered Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Covered Executive shall permit the representative of the Company to accompany the Covered Executive, and the Covered Executive and the Covered Executive’s representative shall cooperate with the Company and its representative.

(f)	Accountant Charges. The Company shall be responsible for all charges of the Accountant.

(g)	Copies of Communications. The Company and the Covered Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this section.

6.	Miscellaneous

(a)	Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Covered Executive, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary.

(b)	Amendment and Termination. This Policy and the benefits described herein may be amended or terminated by the Board of the Company at any time; provided, however, that no such amendment or termination shall take effect earlier than 12 months following the date the amendment or termination is adopted by the Board, other than any amendment that is determined by the Board, in its sole discretion, (i) to be necessary or appropriate to minimize or eliminate adverse tax treatment to Covered Executives under Code Section 409A or otherwise or (ii) to have no material adverse effect on Covered Executives.

(c)	No Mitigation. A Covered Executive shall not be required to mitigate the amount of any payment provided for in this Policy by seeking other employment or otherwise and shall not be required to offset against such payment any payments he or she may receive from further employment.

(d)	No Fiduciary or Employment Relationship. Nothing contained in this Policy and no action taken pursuant to the provisions of this Policy shall create or be construed to create a trust of any kind or fiduciary relationship or contract for employment between the Company and any employee, and nothing in this Policy shall affect the right of the Company to terminate the employment of any employee for any reason whatsoever.

(e)	Delegation. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Policy to one or more committees or subcommittees of the Board (a “Committee”). All references in the Policy to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Policy have been delegated to such Committee.

(f)	Withholding. Any payment provided for hereunder shall be paid net of any applicable withholding required under foreign, federal, state or local law.

(g)	Conflict with Other Severance Policy or Agreements. Any payments made to a Covered Executive under this Policy shall be in lieu of, and not in addition to, any payments to such Covered Executive under the Company’s severance policy or any severance agreement.

(h)	Severability. The invalidity, illegality or unenforceability of any provision of this Policy shall in no way affect the validity, legality or enforceability of any other provision.

(i)	Successors and Assigns. This Policy shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(j)	Governing Law. This Policy shall be governed by and interpreted in accordance with the laws of the North Carolina, without giving effect to the principles of the conflicts of laws thereof.